Exhibit 99.2

Oncobiologics Announces Conversion of Majority of Series A

Convertible Preferred Stock

Cranbury, NJ – June 20, 2018 — Oncobiologics, Inc. (NASDAQ: ONS) (the “Company”) today announced that GMS Tenshi Holdings Pte. Limited (“GMS Tenshi”), the Company’s strategic business partner and largest investor, has converted 80% of its Series A convertible preferred stock (Series A) into common stock (or 208,836 shares of Series A into 31,572,617 shares of the Company’s common stock). The Company and GMS Tenshi also reached agreement in principle to exchange the remaining 52,209 shares of Series A held by GMS Tenshi (which are currently convertible into an additional 7,893,155 shares of common stock) for a new Series A-1 issue of convertible preferred stock (Series A-1). The Series A-1 is intended to have the same conversion and dividend features as the Series A, but reflect an increased redemption premium and increased liquidation preference that provides GMS Tenshi with similar redemption premium and liquidation preference as before the conversion.

“We greatly appreciate this strong show of confidence in the future of Oncobiologics and the direction we are taking,” said Lawrence A. Kenyon, Oncobiologics Chief Financial Officer and interim Chief Executive Officer. “GMS Tenshi has been an extremely supportive strategic partner and investor and we look forward to working together as we continue to build the Company and work to maximize value for all of our stockholders.”

About GMS Tenshi Holdings Pte. Limited

GMS Tenshi is a Singapore based joint-venture between Tenshi Life Sciences Private Limited, and GMS Holdings, a private investment company headquartered in Amman, Jordan owning a portfolio of diversified businesses globally. Together with Strides Shasun and Tenshi Life Sciences, GMS Holdings is a strategic investor in Stelis Biopharma.

About Oncobiologics, Inc. and its BioSymphony™ Platform

Oncobiologics is a clinical-stage biopharmaceutical company focused on identifying, developing, manufacturing and commercializing complex monoclonal antibody (mAb) therapeutics. The Company is advancing a pipeline of innovative and biosimilar product candidates, three of which are currently in, or about to enter, clinical development. By leveraging its proprietary BioSymphony™ Platform, Oncobiologics is able to produce high-quality innovative and biosimilar mAb candidates in an efficient and cost-effective manner. The BioSymphony engine is particularly suitable for developing technically challenging and commercially attractive mAbs to meet the need for clinically important yet affordable drugs. The BioSymphony Platform is used for both in-house programs as well as engaging spare capacity to provide external CDMO services. Led by a team of biopharmaceutical experts, Oncobiologics operates from a state-of-the-art fully integrated research, development, and manufacturing facility in Cranbury, New Jersey. For more information, please visit www.oncobiologics.com.

CONTACTS:

Oncobiologics:

Lawrence A. Kenyon

Chief Financial Officer and Interim Chief Executive Officer

LawrenceKenyon@oncobiologics.com

Media & Investors:

Jeremy Feffer

Managing Director

LifeSci Advisors, LLC

T: 212.915.2568

jeremy@lifesciadvisors.com